Exhibit 99.1
Princeton National Bancorp, Inc.
Releases 3rd Quarter 2009 Results
October 30, 2009: Princeton National Bancorp, Inc., Princeton, Illinois (NASDAQ: PNBC), the holding company of Citizens First National Bank, today reported results of operations and financial condition for the third quarter of 2009.
Net income for the third quarter of 2009 was $760,000 as compared to $1,898,000 in the second quarter of 2009. Net income available to common stockholders was $440,000, or $0.13 per diluted share, for the quarter ended September 30, 2009, compared to net income available to common stockholders of $1,575,000, or $0.48 earnings per diluted common share, recorded in the second quarter of 2009. In comparison to the third quarter of 2008, earnings per diluted common share decreased $0.53 and net income available to common stockholders decreased $1,747,000. The lower net income is attributable to an increase in the loan loss provision and insurance assessments by the FDIC.
President & CEO Tony J. Sorcic stated, “The country continues to be in a severe recession. Credit quality continues to weaken across the nation, resulting in financial institutions building their loan loss provisions. The decline in collateral values continues in the housing market and the national average unemployment rate rose in September 2009 to 9.8%. Unfortunately, in the State of Illinois the unemployment rate is higher than the national average and has risen to 10.5%, significantly higher than the average of 7.2% reported by the State of Illinois at the end of 2008.”
Mr. Sorcic concluded, “Unlike many institutions in the banking industry, the Company continues to experience growth in its balance sheet and generate positive earnings. In comparing September 30, 2009 to September 30, 2008, total deposits increased $127.4 million, total loans increased $10.1 million, net interest income increased $2.464 million, and non-interest income increased $337,000. The net interest margin for the first nine months was 3.45%, down 1 basis point from the same period in 2008. Non-interest expense increased $3.781 million; which represents a minimal increase in core operating expenses when you consider federal insurance assessments increased $1.822 million and other real estate expenses increased $670,000.”
Net-interest income for the third quarter of 2009 (before provision) was $8.883 million and non-interest income was $2.772 million, compared to $8.629 million and $3.731 million, respectively, for the second quarter of 2009 and $8.172 million and $2.851 million, respectively, for the third quarter of 2008. Return on average equity was 3.02% for the third quarter 2009, compared to 7.77% for the second quarter 2009 and 12.54% for the third quarter of 2008.
Total assets ended the quarter at $1.287 billion, up 2.3% or 9.2% annualized, from $1.258 billion at June 30, 2009 and 10.7% from $1.163 billion at December 31, 2008. Princeton National Bancorp, Inc. experienced a $6.5 million increase and in total loans as of September 30, 2009 compared to June 30, 2009 and an $18.6 million decrease compared to December 31, 2008, respectively (due to a general slowdown in the economy and the refinancing of adjustable rate real estate loans into fixed rate products which are sold into the secondary market).

Princeton National Bancorp, Inc. recorded a loan loss provision of $2.410 million during the quarter, compared to $1.465 million in the second quarter and $550,000 in the third quarter of 2008. During the first nine months, the Company has recorded a loan loss provision of $5.045 million versus $1.368 million for the same period in 2008, due to the increase in non-performing loans. Although the loan charge-offs during 2009 remain extremely low at $2.350 million, or .40% of total loans, non-performing loans increased $5.5 million to $38.5 million compared to $33.0 million as of December 31, 2008. At the end of the third quarter, specific loss provisions for individual credits totaled $1.359 million, compared to $1.530 million at June 30, 2009 and $818,000 at December 31, 2008. Citizens First National Bank evaluates the risk characteristics of the loan portfolio on a monthly basis and believes the loan loss reserve is adequate to cover estimated losses as of September 30, 2009. The Subsidiary Bank staff will continue to work with borrowers to resolve problem loan situations and to work through this challenging credit cycle. Recognizing this, and reflective of current conditions, the level of loan loss provisioning has increased, bringing the level of reserves to 1.00% of total loans, an increase from .64% at December 31, 2008 and .50% at September 30, 2008.
The Board of Directors declared a $.14 per common share dividend payable December 7, 2009 to those shareholders of record as of November 16, 2009. This represents the Company’s 99th consecutive dividend.
On September 29, 2009, the FDIC adopted a Notice of Proposed Rulemaking that would require insured institutions to prepay their estimated quarterly risk-based assessments for the fourth quarter of 2009, and all of 2010, 2011, and 2012. The Corporation estimates the amount of the prepaid assessment to be approximately $6 million. The FDIC also announced a uniform 3-basis point increase in the risk-based assessment effective January 1, 2011, which will bring the Company’s assessment rate to 20 basis points.
The Company’s solid capital base and ability to generate core earnings continue to be an advantage as we work through the current credit cycle. The Subsidiary Bank has been providing financial solutions to meet the financial needs of its customers since 1865. Princeton National Bancorp, Inc. and Citizens First National Bank continue to focus on positioning themselves to benefit as conditions improve.
The price of PNBC stock closed at $15.75 on September 30, 2009, compared to $14.60 on June 30, 2009, $14.00 on March 31, 2009 and $22.14 on December 31, 2008. Financial stocks continue to be impacted by poor earnings reports by many institutions, due to the current credit cycle. Princeton National Bancorp, Inc. has reported positive quarterly earnings for fifty-eight consecutive quarters!
For detailed financial information, please refer to the attached September 30, 2009 financial statements for Princeton National Bancorp, Inc. You may also visit our website at www.pnbc-inc.com to obtain financial information, as well as press releases, stock prices and information on the Company.
The Company offers shareholders the opportunity to participate in the Princeton National Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan. The Company also offers electronic direct deposit of dividends. To obtain information about the stock purchase plan or electronic direct deposit, please contact us at 815-875-4445, extension 650.

Princeton National Bancorp, Inc. is the parent holding company of Citizens First National Bank, a $1.287 billion community bank with strategic locations in 8 counties in northern Illinois. The Company is well-positioned in the high growth counties of Will, Kendall, Kane, Grundy, DeKalb and LaSalle plus Bureau and Marshall. Communities include: Aurora, DePue, Genoa, Hampshire, Henry, Huntley, Millbrook, Minooka, Newark, Oglesby, Peru, Plainfield, Plano, Princeton, Sandwich, Somonauk and Spring Valley. The Subsidiary Bank, Citizens First National Bank, provides financial services to meet the needs of individuals, businesses and public entities.
This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. These forward-looking statements are identified by the use of words such as 1) believes, 2) anticipates, 3) estimates, 4) expects, 5) projects or similar words. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure. The figures included in this press release are unaudited and may vary from the audited results.

Inquiries should be directed to:	Lou Ann Birkey, Vice President — Investor Relations, Princeton National Bancorp, Inc. (815) 875-4444, E-Mail address: pnbc@citizens1st.com

CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except share data)	September 30,	December 31,
	2009	2008
	(unaudited)
ASSETS

Cash and due from banks	$15,332	$20,163
Interest-bearing deposits with financial institutions	49,690	98
Federal funds sold	0	0

Total cash and cash equivalents	65,022	20,261

Loans held for sale, at lower of cost or market	5,484	2,155

Investment securities available-for-sale, at fair value	320,978	236,883
Investment securities held-to-maturity, at amortized cost	14,984	14,232

Total investment securities	335,962	251,115

Loans, net of unearned interest	772,208	790,837
Allowance for loan losses	(7,759)	(5,064)

Net loans	764,449	785,773

Premises and equipment, net	28,563	29,297
Land held for sale, at lower of cost or market	2,354	2,354
Federal Reserve and Federal Home Loan Bank stock	4,230	4,211
Bank-owned life insurance	22,308	21,588
Interest receivable	9,543	9,693
Goodwill, net of accumulated amortization	24,521	24,521
Intangible assets, net of accumulated amortization	3,560	4,207
Other real estate owned	16,182	2,487
Other assets	4,881	5,468

TOTAL ASSETS	$1,287,059	$1,163,130

LIABILITIES

Demand deposits	$110,116	$110,559
Interest-bearing demand deposits	337,780	246,714
Savings deposits	65,424	61,089
Time deposits	551,493	543,770

Total deposits	1,064,813	962,132

Customer repurchase agreements	50,025	35,532
Advances from the Federal Home Loan Bank	32,498	32,493
Interest-bearing demand notes issued to the U.S. Treasury	790	2,441
Federal funds purchased	0	6,500
Trust Preferred securities	25,000	25,000
Note payable	0	16,050

Total borrowings	108,313	118,016

Other liabilities	10,921	10,511

Total liabilities	1,184,047	1,090,659

STOCKHOLDERS’ EQUITY

Preferred stock	24,951	0
Common stock	22,391	22,391
Common stock warrants	150	0
Additional paid-in capital	18,417	18,420
Retained earnings	55,575	54,329
Accumulated other comprehensive income (loss), net of tax	5,505	1,402
Less: Treasury stock	(23,977)	(24,071)

Total stockholders’ equity	103,012	72,471

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$1,287,059	$1,163,130

CAPITAL STATISTICS (UNAUDITED)

YTD average equity to average assets	7.79%	6.25%
Tier 1 leverage capital ratio	7.79%	6.22%
Tier 1 risk-based capital ratio	10.63%	7.72%
Total risk-based capital ratio	11.51%	8.30%
Common book value per share	$23.63	$21.97
Closing market price per share	$15.75	$22.14
End of period shares outstanding	3,303,563	3,298,041
End of period treasury shares outstanding	1,174,732	1,180,254

CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except share data)

	THREE MONTHS	THREE MONTHS	NINE MONTHS	NINE MONTHS
	ENDED	ENDED	ENDED	ENDED
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INTEREST INCOME

Interest and fees on loans	$10,951	$11,977	$33,494	$36,129
Interest and dividends on investment securities	3,447	2,772	9,595	8,110
Interest on federal funds sold	0	37	0	66
Interest on interest-bearing time deposits in other banks	25	26	76	46

Total Interest Income	14,424	14,812	43,164	44,351

INTEREST EXPENSE

Interest on deposits	4,829	5,771	15,079	18,250
Interest on borrowings	712	869	2,178	2,658

Total Interest Expense	5,540	6,640	17,257	20,908

Net interest income	8,883	8,172	25,907	23,443
Provision for loan losses	2,410	550	5,045	1,368

Net interest income after provision	6,473	7,622	20,862	22,075

NON-INTEREST INCOME
Trust & farm management fees	296	309	1,004	1,120
Service charges on deposit accounts	1,050	1,174	3,003	3,376
Other service charges	495	563	1,448	1,587
Gain on sales of securities available-for-sale	38	54	799	331
Brokerage fee income	192	249	639	676
Mortgage banking income	449	243	1,325	879
Bank-owned life insurance	235	227	708	648
Other operating income	17	32	165	138

Total Non-Interest Income	2,772	2,851	9,092	8,755

NON-INTEREST EXPENSE
Salaries and employee benefits	4,821	4,459	13,514	13,082
Occupancy	640	619	1,952	1,908
Equipment expense	768	698	2,304	2,168
Federal insurance assessments	566	99	2,089	267
Intangible assets amortization	204	178	620	535
Data processing	319	272	974	852
Advertising	170	195	577	524
ORE Expenses, net	312	29	821	151
Other operating expense	1,202	1,079	3,626	3,209

Total Non-Interest Expense	9,001	7,628	26,477	22,696

Income before income taxes	244	2,845	3,477	8,134
Income tax expense	(516)	658	(338)	1,836

Net income	760	2,187	3,815	6,298

Preferred stock dividends	313	0	868	0
Accretion of preferred stock discount	7	0	18	0

Net income available to common stockholders	$440	$2,187	$2,929	$6,298

Net income per share:
BASIC	$0.13	$0.66	$0.89	$1.91
DILUTED	$0.13	$0.66	$0.89	$1.90

Basic weighted average shares outstanding	3,302,172	3,295,200	3,300,148	3,298,408
Diluted weighted average shares outstanding	3,302,812	3,305,195	3,300,688	3,309,560

PERFORMANCE RATIOS (annualized)

Return on average assets	0.24%	0.78%	0.41%	0.77%
Return on average equity	3.02%	12.54%	5.29%	12.17%
Net interest margin (tax-equivalent)	3.40%	3.50%	3.45%	3.46%
Efficiency ratio (tax-equivalent)	72.41%	66.00%	71.38%	67.11%

ASSET QUALITY

Net loan charge-offs	$811	$103	$2,350	$774
Total non-performing loans	$38,513	$16,383	$38,513	$16,383
Non-performing loans as a % of total loans	4.99%	2.15%	4.99%	2.15%